Exhibit 21.1
Sempra Energy
Schedule of Certain Subsidiaries
at December 31, 2017

Subsidiary	State of Incorporation or Other Jurisdiction
Enova Corporation	California
Infraestructura Energética Nova, S. A.B.	Mexico
Luz del Sur S.A.A.	Peru
Pacific Enterprises	California
Pacific Enterprises International	California
San Diego Gas & Electric Company	California
Sempra Energy International	California
Sempra Energy Holdings III B.V.	Netherlands
Sempra Energy International Holdings N.V.	Netherlands
Sempra Global	Delaware
Sempra Renewables, LLC	Delaware
Sempra Wind Holdings, LLC	Delaware
Southern California Gas Company	California